Exhibit 4.2

FIFTH AMENDMENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT (this “Amendment”), dated as of October 31, 2017, amends and modifies that certain Second Amended and Restated Credit Agreement, dated as of October 29, 2012 (as amended by the First Amendment thereto dated October 29, 2013, the Second Amendment thereto dated November 3, 2014, the Third Amendment thereto dated October 29, 2015 and the Fourth Amendment thereto dated October 31, 2016, the “Credit Agreement”), among Otter Tail power company (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Agent”), and the Lenders, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower, the Lenders and the Agent agree that the Credit Agreement is amended as follows.

ARTICLE I - AMENDMENTS

1.1     The definition of “Long Term Debt Rating” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Long Term Debt Rating” means the rating assigned by S&P, Moody’s or Fitch to the long term, unsecured and unsubordinated indebtedness of the Borrower; provided that, in the event that any such rating agency shall cease to issue such rating on the Borrower’s long term, unsecured and unsubordinated indebtedness, the “Long Term Debt Rating” of such rating agency shall be the issuer rating assigned by such rating agency to the Borrower.

1.2       The definition of “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended to replace the date “October 29, 2021” with the date “October 31, 2022”.

1.3     Schedule 1.1(a) (Commitments and Percentages), Schedule 1.1(b) (Material Subsidiaries), Schedule 7.6 (Litigation and Contingent Liabilities), Schedule 7.15 (Subsidiaries), Schedule 7.16 (Partnerships/Joint Ventures), Schedule 9.4 (Stock Ownership Transactions), Schedule 9.7 (Investments), Schedule 9.8 (Liens) and Schedule 9.10 (Transactions with Related Parties), are hereby amended in their entirety to be in the forms of Schedule 1.1(a), Schedule 1.1(b), Schedule 7.6, Schedule 7.15, Schedule 7.16, Schedule 9.4, Schedule 9.7, Schedule 9.8 and Schedule 9.10 attached hereto and made a part hereof.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Lenders that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

ARTICLE III - CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1     Warranties. Before and after giving effect to this Amendment, the representations and warranties in the Credit Agreement shall be true and correct as though made on the date hereof with respect to representations and warranties containing qualifications as to materiality, and true and correct as though made on the date hereof in all material respects with respect to representations and warranties without qualifications as to materiality, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.2     Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.3     Documents. The Borrower, the Agent and the Lenders shall have executed and delivered this Amendment.

3.4     Fees. The Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, without limitation, (i) all fees set forth in that certain Fee Letter by and between the Borrower and the Agent dated as of October 31, 2017 and (ii) to the extent invoiced reasonably in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

ARTICLE IV - GENERAL

4.1     Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.

4.2     Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

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4.3     Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4     Governing Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

4.5     Successors; Enforceability. This Amendment shall be binding upon the Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

[Signature Pages Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

OTTER TAIL POWER COMPANY

By:	/s/ Kevin Moug

Title:	Treasurer

4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention: Mr. Kevin G. Moug, Treasurer
Telephone: (701) 451-3562
Fax: (701) 232-4108

(Signature Page to Fifth Amendment to Otter Tail Power Company Credit Agreement)

U.S. BANK NATIONAL ASSOCIATION,
as Agent and a Bank

By:	/s/ Jacquelyn Ness

Title:	Vice President

505 Second Avenue North
Mail Code EP-ND-0630
Fargo, ND 58102
Attention: Jacquelyn Ness, Vice President
Telephone: (701) 280-3655
Fax: (701) 280-3580

(Signature Page to Fifth Amendment to Otter Tail Power Company Credit Agreement)

JPMORGAN CHASE BANK, N.A., as a Co-
Syndication Agent and as a Bank

By:	/s/ Justin Martin

Title:	Authorized Officer

10 South Dearborn, 9th Floor, IL1-0090
Chicago, IL 60603
Attention: Justin Martin
Telephone: (312) 732-4441
Fax: (312) 732-1762

(Signature Page to Fifth Amendment to Otter Tail Power Company Credit Agreement)

BANK OF AMERICA, N.A., as Co-Syndication
Agent and as a Bank

By:	/s/ A. Quinn Richardson

Title:	Senior Vice President

IL-4135-07-65
135 S. LaSalle Street
Chicago, IL 60603
Attention: A. Quinn Richardson Senior Vice President
Telephone: (312) 992-2160
Fax: (312) 904-6546

(Signature Page to Fifth Amendment to Otter Tail Power Company Credit Agreement)

KEYBANK NATIONAL ASSOCIATION, as
Documentation Agent and as a Bank

By:	/s/ Keven D. Smith

Title:	Senior Vice President

127 Public Square
Mail Code: OH-01-27-1125
Cleveland, OH 44114
Attention: Keven D. Smith
Telephone: (206) 343-6966
Fax: (216) 689-4981

(Signature Page to Fifth Amendment to Otter Tail Power Company Credit Agreement)

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank

By:	/s/ Keith Luettel

Title:	Director

90 S 7th Street, 7th Floor
MAC: N9305-070
Minneapolis, MN 55408
Attention: Keith Luettel
Tel: 612-667-4747
Fax: 612-316-0506

(Signature Page to Fifth Amendment to Otter Tail Power Company Credit Agreement)

COBANK, ACB, as a Co-Documentation Agent
and as a Bank

By:	/s/ John Kemper

Title:	Vice President

5500 South Quebec St.
Greenwood Village, CO 80111
Attention: John Kemper
Telephone: 303-740-6576
Fax: 303-224-2615

(Signature Page to Fifth Amendment to Otter Tail Power Company Credit Agreement)

Schedule 1.1(a)

Commitments and Percentages

	Initial Commitment:	Percentage:
Bank:

U.S. Bank National Association	$52,500,000	30.882352941176%
JPMorgan Chase Bank, N.A.	$32,500,000	19.117647058824%
Bank of America, N.A.	$32,500,000	19.117647058824%
KeyBank National Association	$17,500,000	10.294117647059%
CoBank, ACB	$17,500,000	10.294117647059%
Wells Fargo Bank, National Association	$17,500,000	10.294117647059%

Total:	$170,000,000	100%

Schedule 1.1(b)

Material Subsidiaries of Otter Tail Power Company

None

Schedule 7.6

Litigation (Section 7.6)
Contingent Liabilities (Section 7.6)

Ameren Services Company, etal v. FERC DC Circuit Case No. 07-1141.  The case is an appeal from FERC challenging its treatment of MISO Revenue Sufficiency Guarantee (“RSG”) charges for entities participating in the MISO wholesale energy market since the market’s start on April 1, 2005.  Otter Tail Power was a participant in the market and could be adversely affected by certain outcomes.

Contingent Liabilities

Based on a potential reduction by the FERC in the ROE component of the MISO Tariff, OTP has recorded a $1.6 million liability on its balance sheet as of June 30, 2017, representing OTP’s best estimate of a refund obligation that would arise, net of amounts that would be subject to recovery under state jurisdictional TCR riders, if FERC orders a reduction in ROE component of the MISO Tariff.

In 2014 the Environmental Protection Agency (EPA) published both proposed standards of performance for carbon dioxide (CO2) emissions from new, reconstructed and modified fossil fuel-fired power plants (New Source Performance Standards), and proposed CO2 emission guidelines for existing fossil fuel-fired power plants (the Clean Power Plan) under section 111 of the Clean Air Act. The EPA published final rules for each of these proposals on October 23, 2015. Both rules were challenged on legal grounds. On February 9, 2016 the U.S. Supreme Court granted a stay of the Clean Power Plan, pending disposition of petitions for review in the D.C. Circuit. The D.C. Circuit heard oral argument on challenges to the Clean Power Plan on September 27, 2016 before the full court, and a decision was expected in the first half of 2017. However, pursuant to Executive Order 13783, Promoting Energy Independence and Economic Growth, the EPA was directed to consider suspending, revising or rescinding the CO2 rules discussed above. Thereafter, the EPA issued notices in the Federal Register of its intent to review these rules pursuant to the Executive Order, and it filed motions to stay the pending litigation. The D.C. Circuit subsequently issued orders holding in abeyance the appeals of both the New Source Performance Standards and the Clean Power Plan, pending EPA review. Therefore, there is uncertainty regarding the future of both rules.

Schedule 7.15
Subsidiaries (Section 7.15)

None.

Schedule 7.16

Partnerships/Joint Ventures (Section 7.16)

In the ordinary course of business, the Borrower has entered into contractual arrangements with other regional utilities providing for ownership interests (both as tenants-in-common and discretely) in transmission and generation assets.

Schedule 9.4

Stock Ownership Transactions (Section 9.4)

None.

Schedule 9.7

Investments (Section 9.7)

Otter Tail Power Company
Detail of Investments

As of June 30, 2017
Investment in Loan Pools	$47,109
Relocation Loans to Employee	50,000
Trusts Associated With Large Joint Transmission Projects	6,990,646
Other Miscellaneous	24,350
$7,112,105

Schedule 9.8

Liens (Section 9.8)

None.

Schedule 9.10
Transactions with Related Parties (Section 9.10)

None.